Exhibit 10.1
PROFESSIONAL SERVICES AGREEMENT
THIS PROFESSIONAL SERVICES AGREEMENT, dated as of December 1st 2009, is between Blue Kiwi Group Ltd (“BLUE KIWI”), with principal offices at Suite 2683 , 24B Moorefield Rd, Johnsonville, Wellington 6037, New Zealand, and Cistera Networks, Inc. (“Cistera”) 6509 Windcrest Drive, Suite 160, Plano TX 75024.
1.0	Services
Client agrees to retain BLUE KIWI to perform certain general consulting and other management services (“Services”), as outlined below. BLUE KIWI agrees to furnish the Services to Client on the terms and subject to the conditions set forth in this Agreement.
BLUE KIWI will provide Greg Royal to perform the Services required. Client will provide BLUE KIWI with access to and use of its facilities and personnel to the extent reasonably determined by BLUE KIWI (with the concurrence of Client) to be necessary to the performance of the Services. It is expressly understood that BLUE KIWI is an independent contractor of Client and that BLUE KIWI will use its professional judgment in determining the best means by which to perform the Services.
This Professional Services Agreement constitutes the “Agreement”.
2.0	Scope of Services
Assist Client executive management in developing management tools and processes to support the Company’s general performance improvement objectives and corporate governance development.
Assist Client management in determining the appropriate strategy for and managing an efficient capital raise in amount determined sufficient to meet company’s current requirements.
Assist Client management in other tasks and projects as determined by management to be appropriate.
3.0	Term
The term of this Agreement shall commence on the Effective Date, and, unless sooner terminated pursuant to the terms of Section 8 of this Agreement, shall continue for an initial period of two (2) years (the “Initial Period”). Subject to the provisions of Section 7, following the completion of the Initial Period, this Agreement shall be “at will”.
4.0	Compensation
In consideration of BLUE KIWI’s performance of the Services, Client agrees to pay to BLUE KIWI the charges as set forth below according to the terms described below:

BLUE KIWI shall be compensated at the rate of $US12,500 per month.
BLUE KIWI shall bill Client on the 15th at the last day of each calendar month for services performed for each period with payment due in 30 days.
BLUE KIWI shall bill Client for expenses incurred in performance of the activities outlined in this agreement.
Incentive Compensation.
From time to time, Cistera may offer phantom stock, stock appreciation rights, stock options or other equity interests in Cistera and its affiliates and/or other forms of long-term incentives to BLUE KIWI, upon such terms and conditions as Cistera shall determine to be in its business interests to do so.
5.0	Ownership Of Materials Related To Services.
BLUE KIWI acknowledges that employees and affiliates will receive confidential information of Client in the course of delivering the Services, that employees and affiliates are bound by the terms of a confidentiality agreement previously executed with Client.
6.0	Warranties; Limitations on Liability
BLUE KIWI warrants that:
It will perform the Services required in a competent and workmanlike manner in accordance with applicable professional standards.
BLUE KIWI’s performance of the Services called for by this Agreement does not and will not violate: (1) any applicable law, rule, or regulation; (2) any contracts with third parties; or (3) any third—party rights in any patent, trademark, copyright, trade secret, or any other proprietary or intellectual property right;
BLUE KIWI’s personnel performing the Services on Client‘s premises will comply with Client’s rules, regulations, and policies to the extent communicated in advance to BLUE KIWI.
Except as set forth above in this Section 5, BLUE KIWI makes no other warranties, express or implied, including without limitation any warranties as to merchantability or fitness for a particular purpose or any warranties regarding any particular outcome of the Services. In no event will either party be liable to the other party or any other person for any special, incidental, consequential or exemplary damages, whether based on breach of contract, tort (excluding gross negligence, intentional acts and infringement), statute or otherwise, regardless of whether the breaching party has been advised of the possibility of such damages. Each party expressly waives any right to seek to any such special, incidental, consequential or exemplary damages.
In no event (including unenforceability of the limitations of liability herein, and independent of any failure of essential purpose of the limited warranty and remedies provided hereunder), will BLUE KIWI’s total liability in contract, tort or otherwise arising out of or in connection with the provision of the Services, this Agreement or the Statement of Work exceed the aggregate service fees paid to BLUE KIWI by Client pursuant to this Agreement.; provided, however, any liability for fraud, breach of the Non- Disclosure Agreement or the indemnification obligations set forth in Section 12 shall not be subject to this limitation on liability as well as liability which results from gross negligence or intentional acts. This limit (subject to the. exclusions set forth in the immediately preceding sentence) also applies to any subcontractors of the BLUE KIWI engaged in the performance of the Services and is the maximum for which BLUE KIWI or and its subcontractors are collectively responsible (subject to the exclusions set forth in the immediately preceding sentence),
The parties acknowledge and agree that the foregoing limitations of liability are an essential basis of the bargain set forth herein and are necessary in order to preserve the favorable terms and conditions set forth in this agreement.
7.0	Default Termination
Either party may terminate this Agreement, including the Services then remaining to be performed under the Statement of Work, in the event the other party breaches a material term of this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice to the other specifying in reasonable detail the nature of such breach. In the event any such termination occurs after BLUE KIWI has performed a material portion of the Services and such termination is not as a result of the breach by BLUE KIWI, Client shall pay to BLUE KIWI a pro rata portion of the fees provided for in Section 3.1 based on the portion of the Services actually delivered to Client prior to the effective date of termination. Client may also terminate this Agreement immediately upon BLUE KIWI’s material breach of Section 12.
All accrued obligations and liabilities hereunder, and the provisions of Sections 4 through 12, inclusive, shall survive the expiration or earlier termination of this Agreement by either party for any reason.
8.0	Independent Contractor
The parties agree that BLUE KIWI’s relationship with Client is that of an independent contractor and nothing in this Agreement shall be construed as creating a partnership, joint venture or employer—employee relationship or shall be deemed to constitute BLUE KIWI or Client the agent of the other. Neither BLUE KIWI nor Client shall be or become liable or bound to any third party by any representation, act or omission whatsoever of the other. Neither BLUE KIWI nor any of its employees or other agents will be entitled to any of the benefits which Client may make available to its employees, such as group insurance, profit-sharing, or retirement benefits. BLUE KIWI will be solely responsible for complying with all applicable local, state and federal laws with respect to its employees who are assigned to perform the Services, including but not limited to obligations for the payment of federal, state and local taxes, social security, disability and other contributions attributable to the rendition of Services hereunder to Client.
BLUE KIWI will indemnify, hold harmless and defend Client from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of BLUE KIWI’s alleged failure to pay such taxes or make such contributions.
9.0	Time for Performance; Force Majeure
Unless specifically guaranteed in the Statement of Work, all statements regarding the time required to perform the Services and the dates by which those Services will be performed are estimates only. While BLUE KIWI will endeavor to complete the Services on the schedule mutually established with Client, BLUE KIWI makes no warranty that the Services will be completed by any given date.
10.0	Miscellaneous
Notices. All notices permitted or required under this Agreement must be in writing and delivered by personal delivery, facsimile transmission or certified or registered mail, return receipt requested. Notices will be deemed given upon the earlier of actual receipt or (a) three business (3) days after deposit with the courier service or (b) seven (7) business days after deposit with the U.S. Postal Service. Notices must be sent to the addresses listed below, or to such other address as either party may specify in writing:
lf to Client:
Attn: James Miller — President
Cistera Networks, Inc.
6509 Windcrest Drive, Suite 160
Plano, TX 75024
Fax: 214.722.1311
Phone: 972.381.4695
If to BLUE KIWI:
Blue Kiwi Group Ltd
Attn: Greg Royal
Suite 2683 ,
24B Moorefield Rd,
Johnsonville,

Wellington 6037,
New Zealand
Phone: +64-21-2991261
11.0	Assignment.
Neither party may assign this Agreement or any of its obligations hereunder to any other person without the other party’s express prior written consent, which consent will not be unreasonably withheld.
12.0	Severability.
In the event that any term or provision of this Agreement is held to be invalid, void or’ unenforceable, then the remainder of this Agreement shall not be affected, impaired or invalidated, and each such term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
13.0	Integration Interpretation and Amendments.
This Agreement constitutes the entire agreement of the parties hereto, and supersede all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing.
The Section headings contained in this Agreement are included for convenience only, and are not to be considered in the interpretation hereof The obligations of either party under this Agreement shall be deemed waived only by a waiver that is in writing and signed by an authorized officer of the party to be charged.
14.0	Governing Law; Jurisdiction and Venue.
This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the United States and the laws of the state of Texas.
IN WITNESS WHEREOF, the parties hereto have or caused this Agreement to be executed by their duly authorized representatives, as of the date first above written.

Blue Kiwi Group Ltd		Cistera Networks Inc

By /s/ Gregory Royal		By /s/ James Miller

Date:	9th December 2009	Date:	9th December 2009